Exhibit 99.1


NEWS RELEASE                     Contact: Kenneth B. Roath
                                          James G. Reynolds
                                          Health Care Property  Investors, Inc.
                                          949-221-0600/888-604-1990
                                          Joseph P. Sullivan
                                          Michael J. McGee
                                          American Health Properties, Inc.
                                          303-796-9793

HEALTH CARE PROPERTY INVESTORS, INC. SIGNS DEFINITIVE AGREEMENT TO MERGE WITH AMERICAN HEALTH PROPERTIES, INC. IN A $1.0 BILLION TRANSACTION -- CREATES INDUSTRY LEADER WITH APPROXIMATELY $3 BILLION IN TOTAL CAPITALIZATION


NEWPORT BEACH, CA. and DENVER, CO., August 4, 1999 -- Health Care Property Investors, Inc. (NYSE:HCP) and American Health Properties, Inc. (NYSE:AHE) announced today the signing of a definitive agreement pursuant to which Health Care Property Investors will merge with American Health Properties in a stock-for-stock transaction. The stockholders of American Health Properties will receive a fixed ratio of .78 share of Health Care Property
Investors common stock in exchange for each share of American Health Properties common stock. Holders of American Health Properties preferred stock will receive in exchange for each share of American Health Properties preferred stock one share of substantially similar Health Care Property Investors preferred stock. The proposed transaction, valued at approximately $1 billion (including the assumption of $300 million in debt and issuance of $100 million in preferred stock), will add American Health Properties' 68 health care properties to Health Care
Property Investors' existing portfolio of 355 health care properties, reinforcing Health Care Property

Investors' position as the nation's largest and most diversified health care real estate investment trust (REIT). Health Care Property Investors will maintain its current Board of Directors and management team, and will remain at its existing headquarters in Newport Beach, California.

The transaction, unanimously approved by the Boards of Directors of both companies, is subject, among other things, to approval of the shareholders of both companies and the registration of shares to be issued in connection with the transaction. The transaction will be treated as a purchase for financial accounting purposes, will be tax-free to American Health Properties' shareholders and is expected to close by the end of 1999. When completed, Health Care Property Investors is expected to have a market capitalization of $2.9 billion, based upon the closing share price on August 3, 1999, and will own 423 properties in 44 states.

Health Care Property Investors' management believes that the merger will be accretive to funds from operations per share in the first year. It is anticipated that significant first-year overhead savings can be achieved in the combined business, along with additional property management and leasing synergies. Each company expects to maintain its current dividend policy through the closing. The estimated combined first year revenue stream will break down as follows: 28% long-term care, 25% acute care hospitals, 25% medical office buildings and clinics, 16% congregate care and assisted living facilities and 6% rehabilitation hospitals.

Kenneth B. Roath, Health Care Property Investors' Chairman and Chief Executive Officer, stated, "We are extremely pleased to enter into this transaction with American Health Properties. The transaction will create the largest dedicated health care facility portfolio in the REIT sector. It will add a number of the best hospital assets currently owned in the sector, and a strong group of medical office and physician clinic buildings to what is already a well-diversified portfolio. The combined company will be the industry leader with a $2.9 billion market capitalization. This will provide greater liquidity and diversification to both equity and debt investors. With over 400 properties in all health care facility types, Health Care Property Investors will be well positioned to take advantage of future opportunities."

Joseph P. Sullivan, American Health Properties' Chairman and Chief Executive Officer, stated, "We are pleased to be able to align our shareholders with the well diversified, high quality portfolio of Health Care Property Investors. The scale and breadth of the combined companies will better serve our investors and customers. We are extremely pleased with American Health Properties' track record of producing solid returns for our shareholders. We have maintained a high degree of financial liquidity while creating one of the strongest core portfolios in the industry. In the past several years, we have added over $300 million of investments."

Merrill Lynch & Co. acted as financial advisor to Health Care Property Investors, and Goldman, Sachs & Co. acted as financial advisor to American Health Properties.

                               ####

Health Care Property Investors is an equity-oriented REIT which invests directly or through joint ventures in health care related facilities. HCPI's investment portfolio as of June 30, 1999, includes 355 facilities in 43 states and a gross investment value of $1.7 billion. Its investments include 155 long-term care facilities, 85 congregate care and assisted living facilities, eight acute care hospitals, six freestanding rehabilitation hospitals, 53 medical office buildings, 47 physician group practice clinics and a psychiatric care center.

American Health Properties is a REIT specializing in health care facilities. It has gross investments of over $810 million in acute care, rehabilitation and long-term acute care hospitals and assisted living, skilled nursing, Alzheimer's care and medical office/clinic facilities located in 22 states.

Statements in this news release that are not historical may contain forward-looking statements subject to risks and uncertainties, including that the conditions to closing for the merger may not be satisfied or waived, some transactions that Health Care Property Investors and American Health Properties expect to close may close later than expected or not at all, competition for the acquisition and financing of health care facilities, and changes in economic conditions, including changes in interest rates and the availability and cost of capital, described from time to time in the SEC reports filed by Health Care Property Investors and American Health Properties.